Exhibit 99.(a)(30)

STRATEGIC PARTNERS MUTUAL FUNDS, INC.

ARTICLES OF AMENDMENT

Strategic Partners Mutual Funds, Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of Corporation (the “Charter”) is hereby amended to change the name of the Fund (as defined in the Charter) designated “Strategic Partners Managed Index 500 Fund” to “Strategic Partners Large Cap Core Fund” and each reference in the Charter to such Fund is hereby changed accordingly.

SECOND:  The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law without action by the stockholders.

THIRD:  The undersigned Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Vice President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 2nd day of August 2005.

ATTEST:	STRATEGIC PARTNERS
MUTUAL FUNDS, INC.

/s/ Jonathan D. Shain	By:	/s/ Robert F. Gunia	(SEAL)
Jonathan D. Shain		Robert F. Gunia
Assistant Secretary		Vice President